Exhibit 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

ZAPATA CORPORATION

Statement Regarding Computation of Per Share Earnings

	Three Months Ended	Three Months Ended
	June 30, 2002	June 30, 2001

Net income (loss) (in thousands)	$1,218	$(9,946)

Actual outstanding common shares at beginning of period	2,391	23,889

Effect of ten-for-one reverse stock split	—	(21,500)

Other adjustments	—	2

Weighted average common shares outstanding – basic	2,391	2,391

Net income (loss) per share — basic	$0.51	$(4.16)

Dilutive effect of outstanding options	5	—

Weighted average common shares outstanding – diluted	2,396	2,391

Net income (loss) per share — diluted	$0.51	$(4.16)

	Six Months Ended	Six Months Ended
	June 30, 2002	June 30, 2001

Net income (loss) (in thousands)	$2,442	$(11,104)

Actual outstanding common shares at beginning of period	2,391	23,889

Effect of ten-for-one reverse stock split	—	(21,500)

Other adjustments	—	1

Weighted average common shares outstanding – basic	2,391	2,390

Net income (loss) per share — basic	$1.02	$(4.65)

Dilutive effect of outstanding options	4	—

Weighted average common shares outstanding – diluted	2,395	2,390

Net income (loss) per share — diluted	$1.02	$(4.65)

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